UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2014

ARCTIC CAT INC.

(Exact name of Registrant as Specified in its Charter)

Minnesota	0-18607	41-1443470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Hwy 169 North, Suite 1000 Plymouth, Minnesota	55441
(Address of Principal Executive Offices)	(Zip Code)

(763) 354-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, after extensive discussions and a determination that a leadership change would be in the best interests of Arctic Cat Inc. (the “Company”), Claude J. Jordan has stepped down as President and Chief Executive Officer of the Company, effective as of 3:30 p.m. Central Time on May 30, 2014. Mr. Jordan has also resigned as a director of the Company. Mr. Jordan is entitled to severance payments pursuant to Section 5.5 of his Amended and Restated Employment Agreement dated October 27, 2010 (“Mr. Jordan’s Employment Agreement”), which includes payments over a 12-month period of $606,250 (equal to his average annual base salary over the three-year period immediately preceding the date of termination) and accelerated vesting of unexpired stock options and restricted stock. Mr. Jordan’s Employment Agreement further provides that all options held by him will expire and be forfeited if not exercised on or prior to the one-month anniversary of the termination date. As a condition to severance payment eligibility, Mr. Jordan’s Employment Agreement requires that he sign a release agreement, which will also detail the specific severance payments to be made pursuant to the Employment Agreement, and comply with the confidentiality, non-competition, non-solicitation and disclosure and assignment of inventions provisions contained in the Employment Agreement. The foregoing summary of Mr. Jordan’s severance is not complete and is qualified in its entirety by reference to Mr. Jordan’s Employment Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 28, 2010, and which is incorporated by reference herein.

In connection with its decision to terminate Mr. Jordan’s employment, the Board appointed Christopher A. Twomey, the Company’s former Chairman and Chief Executive Officer, to serve as President and Chief Executive Officer for a four-month period while the Board initiates a search for a permanent Chief Executive Officer. The Board has also elected Mr. Twomey to serve as Chairman of the Board for the duration of his term. The Company entered into an employment agreement with Mr. Twomey on June 2, 2014 (“Mr. Twomey’s Employment Agreement), which provides for monthly base salary payments of $53,645 and restricted stock units with an aggregate value of $214,580 which vest with respect to 25% of the shares at the end of each of the first four months following May 30, 2014. In addition, the Board granted to Mr. Twomey restricted stock units with an aggregate value of $500,000 which will vest on October 1, 2014 unless Mr. Twomey voluntarily resigns prior to such date. The foregoing summary of Mr. Twomey’s Employment Agreement is not complete and is qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

The Board of Directors and Timothy C. Delmore have also agreed to extend Mr. Delmore’s employment as Chief Financial Officer through December 31, 2014 and entered into an amended employment agreement with Mr. Delmore on June 2, 2014. Mr. Delmore had previously announced his retirement as of May 31, 2014. Mr. Delmore’s annualized base salary will remain equal to $360,000 and he will receive a bonus paid in cash equal to the pro-rata portion of an annual bonus amount of $180,000 (the “Annual Bonus Amount”) based on the number of months he remains employed in the Company’s fiscal 2015, with credit earned for the months of April and May, and provided that if he is continually employed by the Company through December 31, 2014, he will be eligible to receive the full Annual Bonus Amount. In addition, the Board granted to Mr. Delmore restricted stock units with an aggregate value of $100,000 which will vest on December 31, 2014, unless Mr. Delmore voluntarily resigns prior to such date. The remaining terms of Mr. Delmore’s employment agreement remain unchanged. The foregoing summary of Mr. Delmore’s amended employment agreement is not complete and is qualified in its entirety by reference to such amendment, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

As a result of the foregoing leadership changes, in order to incentivize the management team and encourage retention, the Board of Directors approved grants of 2,500 restricted stock units to certain other members of senior management, which restricted stock units will vest as to 50% of the award on March 31, 2015 and 50% of the award on March 31, 2016, in each case if the recipient is then employed by the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Limited Term Employment Agreement, dated June 2, 2014, between the Company and Christopher A. Twomey.

10.2	Amendment to Employment Agreement, dated June 2, 2014, between the Company and Timothy C. Delmore.

99.1	Press release issued on June 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARCTIC CAT INC.

By	/s/ TIMOTHY C. DELMORE
Timothy C. Delmore
Chief Financial Officer

Dated: June 5, 2014

ARCTIC CAT INC.

FORM 8-K CURRENT REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Limited Term Employment Agreement, dated June 2, 2014, between the Company and Christopher A. Twomey.

10.2	Amendment to Employment Agreement, dated June 2, 2014, between the Company and Timothy C. Delmore.

99.1	Press release issued on June 2, 2014.